As filed with the Securities and Exchange Commission on July 11,
          1995

                                                 Registration No. 33-60105

          _________________________________________________________________


                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                   AMENDMENT NO. 1
                                          TO

                                       FORM S-2
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933

                    MOTORS MECHANICAL REINSURANCE COMPANY, LIMITED
                  (Exact name of registrant as specified in charter)

                   Barbados                              Not Applicable
          (State or other jurisdiction          (I.R.S. employer identification
          of incorporation or organization)                  number)

                              Financial Services Centre
                                  Bishops Court Hill
                              St. Michael, Barbados, W.I.
                                    (809) 436-4895
                           (Address and telephone number of
                             principal executive office)

                       RONALD W. JONES, Vice-President, Finance
                    Motors Mechanical Reinsurance Company, Limited
                              Financial Services Centre
                                  Bishops Court Hill
                             St. Michael, Barbados, W.I.
                                    (809) 436-4895
              (Name, address and telephone number of agent for service)

                                       Copy to:
                               David R. Woodward, Esq.
                        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                            1875 Connecticut Avenue, N.W.
                               Washington, D.C.  20009

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.
          (X)

          If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(i) of this form, check the following box.( )

          _________________________________________________________________


          This Amendment No. 1 is being filed solely to submit a revised Consent Independent Chartered Accounts (Exhibit 23(c)).


                                      SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Michael, Barbados, on July 6, 1995.

                                      MOTORS MECHANICAL
                                      REINSURANCE COMPANY, LIMITED


                                      By     s/Ronald W. Jones
                                           _____________________________________

                                            Ronald W. Jones, Vice-President,
                                              Finance

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                  TITLE                           DATE

    s/John D. Finnegan           Chairman and Chief                 July 7, 1995
   __________________________
      John D. Finnegan           Executive Officer

    s/William B. Noll            President and Director             July 7, 1995
   __________________________
      William B. Noll            (Principal Executive Officer)

    s/Ronald W. Jones            Vice-President (Principal          July 6, 1995
   __________________________
      Ronald W. Jones            Financial and Accounting
                                 Officer)

    s/Louis S. Carrio, Jr.       Vice-President and Director        July 7, 1995
   __________________________
      Louis S. Carrio, Jr.

    s/Bernard J. Buselmeier      Vice-President  and Director       July 7, 1995
   __________________________
      Bernard J. Buselmeier

    s/Peter R. P. Evelyn         Director                           July 7, 1995
   __________________________
      Peter R. P. Evelyn

                                 Director
   __________________________
      Henry Faulkner, III